[MERCURY LETTERHEAD]

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Second Quarter 2004 EPS of $0.17

Cash Flow From Operations of $8.7 Million

Backlog Increased to $75 Million

CHELMSFORD, Mass. — January 15, 2004 — Mercury Computer Systems, Inc. (NASDAQ: MRCY) today reported results for its second quarter ended December 31, 2003. The Company posted its 52nd consecutive quarter of profitable performance.

•	Second quarter revenues were $40.6 million, within the projected range.

•	Operating income was $5.2 million, representing 12.9% of revenues.

•	Second quarter net income was $3.7 million, or 9.2% of revenues. Earnings per share were $0.17 for the second quarter.

•	Cash flows from operating activities were $8.7 million in the second quarter. Cash and marketable securities balance at the end of the quarter was $127 million.

“We are pleased with the strong financial results posted for the second quarter, including the second consecutive quarter of growth in backlog,” said Jay Bertelli, president and chief executive officer of Mercury Computer Systems, Inc. “The combination of responsible expense control and ongoing operational effectiveness initiatives generated cash flow from operating activities of almost $9 million.”

Backlog

The Company’s total backlog at the end of the quarter was $74.7 million, up from $63.4 million at the beginning of the quarter. Of the current total backlog, $69.8 million represents shipments scheduled over the next 12 months. The book to bill ratio for the second quarter exceeded one.

Mercury Computer Systems Reports Second Quarter 2004 EPS of $0.17                                                                                      Page 2

Revenues

Revenues for the second quarter of fiscal 2004 were $40.6 million, a decrease of 15% compared to $47.7 million for the same period last year. Defense electronics revenues were $27.7 million, a decrease of $3.9 million from last year, primarily due to the timing of orders in the radar segment. Medical imaging revenues of $7.4 million were down $3.0 million from last year based primarily on the absence of computed tomography (CT)-related revenues. OEM Solutions revenues of $5.4 million were down slightly from last year primarily due to the timing of orders serving the high-end baggage-scanning market.

Business Unit Revenues

(in thousands)

	Quarter Ended Dec. 31, 2003	Percent of Total	Quarter Ended Dec. 31, 2002	Percent of Total
Defense Electronics	$27,722	68%	$31,666	66%
Medical Imaging	7,397	18%	10,369	22%
OEM Solutions	5,438	14%	5,630	12%

Total	$40,557	100%	$47,665	100%

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook. It is possible that actual performance will differ materially from the ranges and estimates given — either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates and make themselves aware of the risk factors that may impact the Company’s actual performance.

In the third quarter of fiscal year 2004, revenues are expected to be in the range of $45 to $48 million. At these revenue levels, the Company projects a range of $0.26 to $0.30 for earnings per share for the third quarter ended March 31, 2004. For the full year, revenues are expected to be

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Mercury Computer Systems Reports Second Quarter 2004 EPS of $0.17                                                                                 Page 3

in the range of $180 to $185 million. At these revenue levels, the Company projects a range of $1.00-$1.05 for earnings per share for the fiscal year ended June 30, 2004.

Product Highlight

On January 13, the Company established new benchmarks for scalable embedded systems performance density and data bandwidth with the introduction of its PowerStream® 7000 multicomputing system. Its 150 GFLOPS/cubic foot of processing power underscores Mercury’s commitment to enabling deployable processing solutions close to the sensor, where they yield the most benefit to the warfighter. Based on the industry-standard RapidIO® interconnect architecture, the PowerStream 7000 system provides a 700% increase in bisection data bandwidth and a 70% increase in computational density, compared to earlier systems. This bandwidth improvement enables deployment of new, higher-resolution adaptive signal processing algorithms that serve the ever-increasing need for quick and accurate intelligence, surveillance and reconnaissance (ISR).

Conference Call Information

Management will host a conference call today at 11:00 a.m. ET to review the second quarter results. To listen to the conference call, dial (800) 289-0437 in the USA and Canada, and for international dial (913) 981-5508. The conference code number is 167099. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor.

A replay of the call by telephone will be available from approximately 2:00 p.m. ET on Thursday, January 15 through midnight ET on Thursday, January 22. To access the replay, dial (888) 203-1112 in the USA and Canada, and for international, dial (719) 457-0820. Enter access code 167099. A replay of the webcast of the call will be available for an extended period of time on the Company’s website at www.mc.com/investor.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to anticipated third quarter and fiscal year business performance. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking

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Mercury Computer Systems Reports Second Quarter 2004 EPS of $0.17                                                                                 Page 4

statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including continuing economic weakness in the Company’s markets, effects of continued geo-political unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs and the timing of such funding, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, the failure to locate favorable acquisition and partnership opportunities and achieve expected results, and as a U.S. Government contractor, the effect of procurement rules and regulations and the possible imposition of fines and penalties or the termination of the Company’s contracts if the Company were to violate specific laws or regulations. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2003. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading supplier of high-performance embedded, real-time digital signal and image processing computer systems. Mercury’s products play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms, the Company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including MRI, PET, and digital X-ray, and in semiconductor imaging applications including photomask generation and wafer inspection.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors.

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Contacts:

Diane Basile Vice President, Investor Relations & Corporate Communications 978-256-1300	Joseph Hartnett VP, Controller & Interim Chief Financial Officer 978-256-1300

Visit Mercury on the Web: www.mc.com

PowerStream is a registered trademark of Mercury Computer Systems, Inc. Product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	June 30, 2003
Assets
Current assets:
Cash and cash equivalents	$40,650	$27,158
Marketable securities	42,846	40,892
Accounts receivable, net	18,875	22,975
Inventory	8,438	10,735
Deferred tax assets	4,778	4,778
Prepaid expenses and other current assets	4,052	3,513

Total current assets	119,639	110,051

Marketable securities	43,678	45,211
Property and equipment, net	24,977	26,349
Goodwill	4,225	4,225
Acquired intangible assets, net	1,745	2,339
Deferred tax assets, net	1,321	1,321
Other assets	5,205	1,059

Total assets	$200,790	$190,555

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,015	$5,235
Accrued expenses	5,903	4,354
Accrued compensation	8,554	10,053
Notes payable	744	718
Income taxes payable	1,724	2,440
Deferred revenues and customer advances	4,481	2,741

Total current liabilities	26,421	25,541

Notes payable	11,220	11,599
Deferred compensation	1,032	759

Total liabilities	38,673	37,899

Stockholders’ equity:
Common stock	223	223
Additional paid-in capital	52,604	52,174
Treasury stock, at cost	(35,617)	(40,197)
Retained earnings	144,376	140,142
Accumulated other comprehensive income	531	314

Total stockholders’ equity	162,117	152,656

Total liabilities and stockholders’ equity	$200,790	$190,555

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	Three months ended December 31,		Six months ended December 31,
	2003	2002	2003	2002
Net revenues	$40,557	$47,665	$81,078	$87,072
Cost of revenues	13,686	16,573	28,225	30,319

Gross profit	26,871	31,092	52,853	56,753

Operating expenses:
Selling, general and administrative	12,746	13,905	25,542	26,466
Research and development	8,877	9,726	17,611	18,850

Total operating expenses	21,623	23,631	43,153	45,316

Income from operations	5,248	7,461	9,700	11,437

Interest income	450	502	879	983
Interest expense	(224)	(233)	(447)	(469)
Gain on sale of division	—	1,600	—	3,200
Other (expense) income, net	(78)	26	38	164

Income before income taxes	5,396	9,356	10,170	15,315

Income tax provision	1,672	2,901	3,152	4,748

Net income	$3,724	$6,455	$7,018	$10,567

Net income per share:
Basic	$0.18	$0.30	$0.33	$0.50

Diluted	$0.17	$0.29	$0.32	$0.48

Weighted average shares outstanding:
Basic	21,065	21,174	21,034	21,154

Diluted	21,725	22,131	21,652	21,979

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	Three months ended December 31,		Six months ended December 31,
	2003	2002	2003	2002
Cash flows from operating activities:
Net income	$3,724	$6,455	$7,018	$10,567
Depreciation and amortization	1,855	2,039	3,771	4,021
Gain on sale of division	—	(1,600)	—	(3,200)
Other non-cash items, net	190	497	615	699
Changes in operating assets and liabilities	2,912	14,432	6,439	24,556

Net cash provided by operating activities	8,681	21,823	17,843	36,643

Cash flows from investing activities:
(Sales) purchases of marketable securities, net	(2,276)	(4,743)	43	(2,998)
Purchases of property and equipment	(951)	(1,346)	(1,962)	(2,717)
Other, net	(3,845)	1,600	(3,845)	3,200

Net cash used in investing activities	(7,072)	(4,489)	(5,764)	(2,515)

Cash flows from financing activities:
Proceeds from employee stock purchase plan and the exercise of stock options	1,420	1,215	1,795	1,422
Purchases of treasury stock	—	(1,553)	—	(1,553)
Principal payments under notes payable	(179)	(217)	(353)	(420)

Net cash provided by (used in) financing activities	1,241	(555)	1,442	(551)

Effect of exchange rate changes on cash and cash equivalents	(50)	(32)	(29)	(40)

Net increase in cash and cash equivalents	2,800	16,747	13,492	33,537

Cash and cash equivalents at beginning of period	37,850	34,303	27,158	17,513

Cash and cash equivalents at end of period	$40,650	$51,050	$40,650	$51,050